                                                                Exhibit 1.(5)(b)
                              SELECT LIFE NEW YORK
                              POLICY ILLUSTRATION
                                VARIABLE ACCOUNT

The purpose of this illustration is to show how the performance of the underlying variable investment options could affect the policy cash value and death benefit assuming the current policy costs continue. This illustration is hypothetical and may not be used to project or predict investment results.

Premiums are at the beginning of the month. The cash value and death benefit are shown as of the end of each policy year.

Prepared for:

May 2001 Prospectus
  Male 40 Nonsmoker

Initial Total face Amount $100,000
Initial Death Benefit Option: A (Level)
Monthly Premium: $100.00




                                                            CURRENT POLICY COSTS
                              ------------------------------------------------------------------------------
                                  0.00% Gross Hypothetical Return         12.00% Gross Hypothetical Return
                                       (-1.42% Net Return)                      (10.58% Net Return)
                              ------------------------------------------------------------------------------
End      End                    Accum-         Cash                     Accum-          Cash
of      of Yr      Premium      ulation      Surrender       Death      ulation       Surrender      Death
Yr       Age       Outlay        Value         Value        Benefit      Value          Value        Benefit
--      -----      -------      -------      ---------      -------     -------       ---------      -------
 1       41         1,200          827             0        100,000         880              0       100,000
 2       42         1,200        1,628             0        100,000       1,837              7       100,000
 3       43         1,200        2,403           573        100,000       2,881          1,051       100,000
 4       44         1,200        3,149         1,319        100,000       4,016          2,186       100,000
 5       45         1,200        3,867         2,037        100,000       5,253          3,423       100,000
                   ------
                    6,000

 6       46         1,200        4,553         2,906        100,000       6,600          4,953       100,000
 7       47         1,200        5,209         3,745        100,000       8,068          6,604       100,000
 8       48         1,200        5,831         4,550        100,000       9,670          8,389       100,000
 9       49         1,200        6,418         5,320        100,000      11,417         10,319       100,000
10       50         1,200        6,967         6,052        100,000      13,325         12,410       100,000
                   ------
                   12,000

15       55         1,200        9,091         9,091        100,000      25,925         25,925       100,000

20       60         1,200        9,862         9,862        100,000      46,081         46,081       100,000

25       65         1,200        8,744         8,744        100,000      79,667         79,667       100,000

30       70         1,200        4,896         4,896        100,000     135,983        135,983       157,741

35       75         1,200            0             0              0     227,799        227,799       243,745

40       80         1,200            0             0              0     378,698        378,698       397,634

45       85         1,200            0             0              0     621,676        621,676       652,761

50       90         1,200            0             0              0   1,008,196      1,008,196     1,058,607

55       95         1,200            0             0              0   1,639,260      1,639,260     1,655,653


* Year 34, Month 4
  Based on current costs and 0% hypothetical rate of return illustrated, the policy would lapse and cannot be illustrated. Additional premiums would be required to continue the coverage.

                              POLICY ILLUSTRATION
                                Variable Account

The purpose of this illustration is to show how the performance of the underlying variable investment options could affect the policy cash value and death benefit assuming the maximum policy costs guaranteed in the policy were charged. This illustration is hypothetical and may not be used to project or predict investment results.

Premiums are paid at the beginning of the month. The cash value and death benefit are shown as of the end of each policy year.

Prepared for:

May 2001 Prospectus
 Male 40 Nonsmoker
Initial Total Face Amount: $100,000
Initial Death Benefit Option: A (Level)
Monthly Premium: $100.00

                        ----------------MAXIMUM GUARANTEED POLICY COSTS-------------------
                        0.00% Gross Hypothetical Return   12.00% Gross Hypothetical Return
                              (-1.72% Net Return)                (10.28% Net Return)
                        ------------------------------------------------------------------

End     End               Accum-      Cash                   Accum-      Cash
 of    of Yr   Premium   ulation   Surrender    Death       ulation   Surrender    Death
 Yr     Age     Outlay    Value      Value     Benefit       Value      Value     Benefit

  1      41      1,200      777          0     100,000         826          0      100,000
  2      42      1,200    1,524          0     100,000       1,720          0      100,000
  3      43      1,200    2,242        412     100,000       2,688        858      100,000
  4      44      1,200    2,930      1,100     100,000       3,737      1,907      100,000
  5      45      1,200    3,585      1,755     100,000       4,872      3,042      100,000
                ------
                 6,000

  6      46      1,200    4,207      2,560     100,000       6,100      4,453      100,000
  7      47      1,200    4,794      3,330     100,000       7,431      5,967      100,000
  8      48      1,200    5,345      4,064     100,000       8,874      7,593      100,000
  9      49      1,200    5,858      4,760     100,000      10,439      9,341      100,000
 10      50      1,200    6,330      5,415     100,000      12,137     11,222      100,000
                ------
                12,000

 15      55      1,200    7,930      7,930     100,000      23,041     23,041      100,000

 20      60      1,200    7,723      7,723     100,000      39,595     39,595      100,000

 25      65      1,200    4,539      4,539     100,000      65,844     65,844      100,000

 30      70      1,200        0          0           0     109,954    109,954      127,547

 35      75      1,200        0          0           0     180,918    180,918      193,583

 40      80      1,200        0          0           0     295,129    295,129      309,886

 45      85      1,200        0          0           0     472,136    472,136      495,743

 50      90      1,200        0          0           0     738,667    738,667      775,601

 55      95      1,200        0          0           0   1,163,009  1,163,009    1,174,639

* Year 29, Month 2
  Based on the maximum guaranteed costs and a 0% hypothetical rate of return illustrated, the policy would lapse and cannot be illustrated. Additional premiums would be required to continue the coverage.

                  VALUABLE INFORMATION ABOUT YOUR ILLUSTRATION

This is an illustration, not a contract, and must be preceded or accompanied by a current Prospectus.

This illustration does not recognize that, because of inflation, a dollar in the future has less value than a dollar today.

The values illustrated comply with the Internal Revenue Code definition of life insurance.

Premium Outlay is the total out of pocket expense. The premium outlay represents the premiums paid, less any withdrawals and loans, plus loan interest paid in cash. The premium outlay is shown on an annual basis.

GROSS HYPOTHETICAL RETURNS. The gross hypothetical annual returns shown are illustrative only and should not be deemed a representation of past or future rates of return. No representation may be made by your registered representative or ReliaStar Life Insurance Company of New York that these hypothetical rates of return can be achieved or sustained over any period of time. The death benefits and cash surrender values for a policy will be different from those shown, even if the actual rates of return averaged the hypothetical rate of return illustrated over a period of years but fluctuated above or below that average at any time during the period.

VARIABLE INVESTMENT OPTIONS. The amounts shown for the death benefits, accumulation values and cash surrender values in this illustration are based on the choice of variable investment options, a hypothetical gross rate of return, policy charges, the actual portfolio expenses charged by the variable investment option reflecting any expenses voluntarily absorbed by the variable investment option or fund managers as described in the prospectus. The arithmetic average of the annual expenses of all variable investment options is 0.82%.

After deduction of the portfolio operating expenses and the mortality and expense risk charge, illustrated gross annual investment returns of 0.00% and 12.00% correspond to net annual returns of -1.20% and 10.80% respectively for amounts invested in the variable investment options.

For current costs, the mortality and expense risk charge on an annual basis is equal to 0.60% of the Variable Account assets. For maximum guaranteed costs, the mortality and expense risk charge on an annual basis is equal to 0.90%.

The death benefits, accumulation values and cash surrender values assume that the accumulation value is at all times invested according to the illustrated allocations. Variable investment options can be changed or transferred between the investment options of the policy without creating a taxable event. Currently, there is no charge on the first 24 transfers in a policy year, but there is a charge of $25.00 for each subsequent transfer. We reserve the right to limit transfers to twelve per policy year and charge $25.00 for transfers in excess of twelve per policy year.

FIXED ACCOUNT. A portion of premiums and accumulation values may also be allocated to the Fixed Account. The Fixed Account is an interest paying account that offers a guarantee of both principal and interest at a minimum annual rate of 4% on amounts credited to the account. ReliaStar Life Insurance Company of New York has complete ownership and control of all of the assets of the Fixed Account. For current interest crediting rates on the Fixed Account, ask your registered representative.

DEATH BENEFIT GUARANTEE. A death benefit guarantee is in effect until the insured reaches age 65 (or for 5 policy years, if longer) provided minimum premiums (net of policy loans and withdrawals) are paid. The death benefit guarantee prevents the policy from lapsing even if the cash surrender value is not sufficient to cover the monthly deduction due. The death benefit guarantee, while in effect, provides for payment of the policy death benefit regardless of the variable investment option performance. Please see the Prospectus for a full explanation of this provision.

MINIMUM MONTHLY PREMIUM. A minimum monthly premium of $85.33 is required to issue the policy and is guaranteed to maintain the base policy death benefit guarantee. This minimum premium will change if increases or decreases are made in any of the policy benefits.

DEDUCTIONS AND CHARGES. A premium expense charge is deducted from each premium paid. The accumulation value of the policy is subject to several charges: a monthly administration charge, a mortality and expense risk charge, and the cost of insurance for the base policy and any riders. Surrender charges are applicable for the first 15 years and the first 15 years following any requested increase in the face amount.

TAXATION. Tax laws are complex and change frequently. Changes in premium payments from those illustrated or other changes made to the illustrated policy after issue may result in classification as a Modified Endowment Contract
(MEC). Distribution from a Modified Endowment Contract, including loans, are taxable as income in the year received to the extent that the accumulation value of the policy prior to the distribution exceeds the total premiums paid. In addition, distributions may be subject to an additional 10% income tax penalty if taken before age 59-1/2. For complete information on how distributions from this policy may affect your personal tax situation, always consult your professional tax advisor.

ISSUER. Select*Life NY is a product of ReliaStar Life Insurance Company of New York located at 1000 Woodbury Road, Suite 102, Woodbury, NY 11797. The general distributor is Washington Square Securities, Inc., an affiliated company, member NASD/SIPC, located at 20 Washington Avenue South, Minneapolis, MN 55401 (612-372-5507). Form #85-251.


INITIAL PREMIUM LIMITS SUMMARY.


Guideline Level Premium:                $ 1,662.50
Guideline Single Premium:               $18,779.23
MEC 7-Pay Premium:                      $ 4,440.50


IYT=102396

                      ILLUSTRATION SUMMARY AND DISCLOSURE
                                Variable Account

This page summarizes information from the previous ledger pages and outlines some important policy provisions. Review the information presented below. If acceptable, sign, date, and return this illustration, along with the application for insurance, to ReliaStar Life Insurance Company of New York.

Prepared for:

May 2001 Prospectus
     Male 40 Nonsmoker

Initial Total Face Amount: $100,000
Initial Death Benefit Option: A (Level)
Monthly Premium: $100.00

This summary is based on the premium outlay in the policy illustration. The cash value and death benefit are shown as of the end of the year.

                                                                    CURRENT COSTS
                                                         -------------------------    --------------------------
                               GUARANTEED COSTS          0.00% Gross Annual Return    12.00% Gross Annual Return
                          0.00% Gross Annual Return         (-1.42% Net Return)          (10.58% Net Return)
                          -------------------------      -------------------------    --------------------------
Year 10, Age 50
  Cash Surrender Value:              5,415                          6,052                        12,410
  Death Benefit:                   100,000                        100,000                       100,000

Year 20, Age 60
  Cash Surrender Value:              7,723                          9,862                        46,081
  Death Benefit:                   100,000                        100,000                       100,000

Projected age when
  Death Benefit Ends:                   68                             73                            95


------------------
[FN]
You may adjust your payment amounts, within limits, to extend or increase the cash value and death benefit.

I understand that:

PURCHASE OF LIFE INSURANCE. I am buying a flexible premium cash value variable life insurance policy issued by ReliaStar Life Insurance Company of New York.

RECEIPT OF PROSPECTUS. I received the current Prospectus describing the terms and operation of the policy and the underlying portfolio. I'm keeping the Prospectus for further reference. I understand the policy has some features comparable to and others different from a traditional life insurance policy. I realize this Disclosure Statement highlights some, but not all, of the important aspects of the policy and that I should examine the Prospectus prior to purchasing a policy.

INSURANCE PROTECTION. The policy provides insurance protection until age 95, if the cash surrender value, as explained in the Prospectus, is sufficient to pay the monthly charges. The policy remains in force during the death benefit guarantee period, without regard to the cash surrender value, if on each monthly anniversary as described in the policy the total premiums paid, less any partial withdrawals or policy loans, equals or exceeds the total required premium payments specified in the policy.

VARIABLE INVESTMENT OPTIONS ALLOCATION. I may allocate a net premium (amount remaining after expense deductions) among one or more variable investment options, (up to 17 over the life of the policy) each of which invests in one of the available portfolios. Each portfolio has a different investment objective, as described in the current Prospectus. In allocating net premiums to a variable investment option, the investment performance of the underlying portfolios I select will impact the policy accumulation value and may impact the death benefit. Thus, the investment risk for those amounts is mine, and no minimum accumulation value in any variable investment option(s) is guaranteed. I may also allocate net premiums to the Fixed Account, which the Company guarantees both as to principal and interest at a minimum annual rate of 4.0%.

SELECTED PORTFOLIO. The variable investment options have varying portfolio operating expenses. This illustration assumes the arithmetic average of the annual expense of all variable investment options is 0.82%.

ILLUSTRATIONS. The illustrations in the Prospectus present hypothetical investment results and those presented by the Company's representative will utilize hypothetical and/or historical investment results. Neither hypothetical nor historical investment returns are guaranteed. The cash value feature is based on the value of the variable investment options underlying the policy. The cash value is not guaranteed, and because of the risk inherent in a variable policy, it may lose value. The values set forth are illustrative only and are not intended to predict actual performance. They are intended to help explain how the policy operates and are not deemed to represent future investment results. Actual investment results may be more or less and depend on a number of factors, as explained in the Prospectus.

CHARGES AND DEDUCTIONS. As described in the Prospectus, there are (a) charges made against each premium payment and (b) monthly deductions against the accumulation value for the cost of insurance, administrative charges and mortality and expense risk charges assumed by the Company. If I surrender the policy or allow it to lapse during the first 15 years after issue or an increase, a surrender charge will be imposed.

LOANS AND WITHDRAWALS. Policy loans and partial cash withdrawals are available, subject to certain limits and charges as explained in the Prospectus. Excessive policy loans and withdrawals may cause the policy to lapse. If, at any time, the amount of the policy loan exceeds the cash surrender value, the grace period goes into effect and the policy may lapse. Policy loans and partial withdrawals may cause the death benefit guarantee to terminate. Policy loans and withdrawals will reduce the policy's death benefit and available cash value.

TAX MATTERS. The Company does not provide legal or tax advice in reference to this life insurance policy. I acknowledge that the section in the Prospectus, "Federal Tax Matters", is not intended to be a complete description of the tax status of the policy.



--------------------------------------------       -----------------------------
Applicant or Policy Owner                          Date



------------------    ----------------------
Date of Prospectus    Prospectus Form Number



--------------------------------------------       -----------------------------
                                                   Date

                          VARIABLE INVESTMENT OPTIONS

The amounts shown for the death benefits, accumulation values and cash surrender values in this illustration are based on the choice of variable investment options, a hypothetical gross rate of return, policy charges, the actual portfolio expenses charged by the variable investment option reflecting any expenses voluntarily absorbed by the variable investment option or fund managers as described in the prospectus, and the assumption that the accumulation value is at all times invested according to these allocations.

                                                              Actual Portfolio
Variable Investment Options                                   Operating Expense
---------------------------                                   -----------------
AIM V.I. Dent Demographic Trends Fund                                1.40%
Alger American Growth Portfolio                                      0.79%
Alger American Leveraged AllCap Portfolio                            0.93%
Alger American MidCap Growth Portfolio                               0.85%
Alger American Small Capitalization Portfolio                        0.90%
Fidelity VIP Equity-Income Portfolio -- Initial Class                0.56%
Fidelity VIP Growth Portfolio -- Initial Class                       0.65%
Fidelity VIP High Income Portfolio -- Initial Class                  0.69%
Fidelity VIP Money Market Portfolio -- Initial Class                 0.27%
Fidelity VIP II Contrafund Portfolio -- Initial Class                0.65%
Fidelity VIP II Investment Grade Bond Portfolio -- Initial Class     0.54%
Fidelity VIP II Index 500 Portfolio -- Initial Class                 0.28%
Janus Aspen Series Aggressive Growth Portfolio                       0.67%
Janus Aspen Series Growth Portfolio                                  0.67%
Janus Aspen Series International Growth Portfolio                    0.76%
Janus Aspen Series Worldwide Growth Portfolio                        0.70%
Neuberger Berman AMT Limited Maturity Bond Portfolio                 0.76%
Neuberger Berman AMT Partners Portfolio                              0.87%
Neuberger Berman AMT Socially Responsive Portfolio                   1.53%
OCC Equity Portfolio                                                 0.91%
OCC Global Equity Portfolio                                          1.10%
OCC Managed Portfolio                                                0.83%
OCC Small Cap Portfolio                                              0.89%
Pilgrim VP SmallCap Opportunities Portfolio                          0.90%
Pilgrim VP Growth Opportunities Portfolio                            0.90%
Pilgrim VP Growth + Value Portfolio                                  0.80%
Pilgrim VP High Yield Bond Portfolio                                 0.80%
Pilgrim VP International Value Portfolio                             1.00%
Pilgrim VP MagnaCap Portfolio                                        0.90%
Pilgrim VP MidCap Opportunities Portfolio                            0.90%
Pilgrim VP Research Enhanced Index Portfolio                         0.90%
Putnam VT Growth and Income Fund -- Class IA Shares                  0.50%
Putnam VT New Opportunities Fund -- Class IA Shares                  0.59%
Putnam VT Voyager Fund -- Class IA Shares                            0.57%
Arithmetic average of the annual expenses of all variable
  investment options                                                 0.82%

In this illustration, investments have been allocated to each of the variable investment options in an equal proportion. This expense allocation cannot be achieved because the policy owner may allocate up to 17 variable investment options over the life of the policy. We recommend that you review an illustration with your planned allocation, as it will likely differ.

After deduction of the portfolio operating expenses and the mortality and expense risk charge, illustrated gross annual investment returns of 0.00% and 12.00% correspond to net annual returns of -1.42% and 10.58% respectively for amounts invested in the variable investment options.

The death benefits, accumulation values and cash surrender values assume that the accumulation value is at all times invested according to the illustrated allocations.

These are assumed values which are not guaranteed and your actual experience may vary. See the summary pages for assumptions and guaranteed values.